USA Mobility, Inc. Investor Conference Call

May 7, 2008

10:00 a.m. Eastern Time

Operating Results for the 1st Quarter Ended March 31, 2008

Operator: Good morning and welcome to USA Mobility’s First Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, and Tom Schilling, Chief Operating Officer and CFO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our first quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, based upon available information, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our most recent Form 10-K and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Let me begin by highlighting what we believe was an excellent first quarter for USA Mobility. Tom will discuss our results in more detail in a few minutes, but I do want to point out just a few of the key accomplishments in our first quarter.

1.	Total subscriber trends continued to improve on a year-over-year basis, as we recorded the lowest rate of annual net unit loss in the history of USA Mobility at 14.8%.

2.	The annual rate of revenue decline of 15.0% was less than expected and showed good improvement from a decline of 17.3% in the first quarter of last year.

3.	We made substantial progress in reducing Operating Expenses during the quarter, consistent with our goal to manage a low-cost operating structure. Operating Expenses (excluding depreciation, amortization, accretion and goodwill impairment) declined 15.2 percent compared to the year ago quarter. As a result, our EBITDA for the quarter was 31.6 percent of revenue, the highest EBITDA margin in USA Mobility’s history.

4.	Contributing to the cost reductions in the quarter was substantial progress in rationalizing our paging network under the leadership of our Chief Technology Officer (“CTO”), Tom Saine, and the resulting reduction of transmitters and related network costs. The net result was an additional cost savings of $5.3 million from our network rationalization program; a program we expect will continue to generate significant cost savings over the next several years.

5.	Most importantly, we continued to meet our goal of generating sufficient free cash flow during the quarter to return capital to stockholders in the form of cash distributions. We produced cash from operations of $26.0 million in the quarter, and paid a regular quarterly cash distribution of $0.65 per share on March 13, 2008, representing a return of capital of approximately $17.8 million to our stockholders.

All in all, we are extremely pleased with the results for the first quarter.

Tom will cover the numbers in more detail in a few minutes, but right now I will address a few other important topics:

First, I want to briefly update you on our calendar of upcoming investor events.

Second, I want to comment on our recent cash distribution announcement and future capital allocation strategy.

Third, I will review the status of our appeal of the Federal Communications Commission’s (“FCC”) Back-Up Power Order (“Order”).

And, Fourth, I would like to discuss some of our recent sales and marketing activities.

With regard to our schedule of upcoming investor events, I wanted to update everyone on two meetings that may be of interest to investors.

First, our Annual Meeting of Stockholders is scheduled for a week from today, May 14th, in Alexandria, Virginia. We expect the Annual Meeting will be relatively short, with the agenda covering only the election of directors and the ratification of our independent auditor. We do not plan to make a detailed presentation about the Company’s operations or business strategy at that time. While stockholders are always encouraged to attend, I wanted to make it clear that with a limited agenda this year the meeting most likely will be completed in a fairly short period of time.

Second, unlike the past two years, we will not host our annual “Investor Day” meeting with financial analysts on the same day as our Annual Meeting of Stockholders. Instead, we plan to schedule our “Investor Day” later this summer or early fall, by which time we hope to have a final court decision on our appeal of the FCC’s Back-Up Power Order. We believe a resolution to that important issue will give us greater clarity on our plans and strategies going forward, and thus would be a more appropriate time to discuss the Company’s operations and outlook with the financial community. We will update you on our timetable for an “Investor Day” after the courts have made a final ruling.

With respect to our cash distribution and capital allocation strategy, I want to again emphasize that the Board of Directors (“Board”) and management remain committed to our long-stated goal of returning excess capital to stockholders. That is a goal we established at the time of our merger 3 1/2 years ago and one that we will continue to pursue. Over that period of time, in fact, we have returned more than $255 million in capital to our stockholders representing $9.40 per share and we take great pride in accomplishing that objective. This management team considers returning capital to stockholders as job number one.

Yesterday, we announced that we will pay a new quarterly cash distribution for the second quarter of 2008 of $0.25 per share, payable on June 19, 2008 to stockholders of record on May 19, 2008. I want to reiterate what I said back on March 6th and again in the press release yesterday regarding this issue and the new level of recurring quarterly cash distribution.

We set the revised cash distribution rate at a level that we currently feel is sustainable on a longer term basis over the next several years. Our decision to re-set the rate was made to strengthen our financial position while maintaining a strong yield on our stock, and was not the result of a sudden weakening in our near-term outlook. In fact our first quarter cash flow performance and record EBITDA margin of 31.6 percent reflect our ability to generate significant cash flow notwithstanding the many challenges we face. Our commitment to return the cash we generate to our stockholders has not changed.

Again, we realize that “right-sizing” our regular quarterly cash distribution rate to establish a longer-term sustainable level will inevitably result in excess cash being generated in the short to intermediate term in addition to the considerable cash balances we currently have on hand.  Accordingly, as I mentioned on our fourth quarter earnings call, management and the Board are evaluating the best strategy for returning that excess capital to stockholders. Due to a significant decline in our stock price in recent months, options under discussion in addition to our regular quarterly distribution include: a stock repurchase program, periodic special cash distributions or a combination of both.  We have heard from a number of you that you would like us to accelerate this decision and launch a repurchase program or announce a special cash distribution now. However, the management team and the Board have evaluated this thoroughly and we have concluded that we will wait to make a final decision on this issue until we have further clarity on our appeal of the FCC Back-Up Power Order later this summer. This strategy is consistent with the guidance we provided on March 6th and is necessary due to the potential costs associated with complying with the Order.

On the status of our appeal of the FCC’s Order, oral argument is scheduled to be held tomorrow, May 8th, in the DC Circuit Court of Appeals. I will be present at the hearing along with counsel from Latham & Watkins LLP representing USA Mobility. We currently anticipate a ruling to be issued by late July or August.

For those of you who may not have followed this issue closely, we regard this as a major regulatory challenge that potentially could have a sizable financial impact on our operations. To briefly review, the FCC issued an Order last year requiring large commercial mobile radio service (“CMRS”) providers, including USA Mobility, to have at least eight hours of back-up power at each transmission site to minimize communications outages during emergencies.

Although we agree with the intent of the Order to ensure public safety, we believe the Order as written is legally flawed in numerous respects. For example, the FCC did not give proper notice that it was considering such a requirement, and it totally disregarded factors unique to paging, including the rapid deterioration of our industry’s subscriber and revenue base which have caused us to constantly be focused on cutting and not adding to network costs in order to stay alive and to be able to continue to provide service. The FCC also ignored critical features of our network architecture that make a nationwide back-up power requirement unnecessary and practical aspects of compliance such as the physical space limitations at the sites we lease. As a result, we petitioned for review of the Order in January along with a number of other wireless providers and trade associations. A stay of the Order was issued by the court in late February.

Once the oral argument has been held, the court is expected to make one of three rulings later this summer: (1) it could grant the petition for review and vacate the Order; (2) it could deny the petition for review and lift the stay, after which the previously established one-year compliance deadline would begin to run; or (3) it could remand the matter to the FCC for further consideration but without vacating the Order.

We were encouraged when the court issued a stay in February and we are hopeful the court will ultimately make the right decision and vacate the Order. As we have stated previously, however, complying with the Order would place a significant financial burden on our Company, requiring a substantial capital investment in new power generation capability as well as additional recurring operating costs. The net financial impact would be to reduce our cash surpluses, lower our margins and further challenge our ability to operate profitably in an already challenging business environment.

We will continue to keep you posted on these legal proceedings and we will let you know once there is a final ruling by the court.

Looking at our sales and marketing activities during the first quarter, we again made steady progress in shifting our focus toward providing wireless products and solutions for organizations in the Healthcare, Government and Large Enterprise segments. We continue to believe these three core market segments offer the greatest potential for us to mitigate subscriber losses and positively impact our future because each market segment has better subscriber retention characteristics than our other Direct and Indirect channels.

At the end of the first quarter, the three core market segments made up more than 78.6 percent of our direct subscriber base, compared with 74.2 percent at March 31, 2007, and approximately 71.1 percent of our direct Paging Revenue, compared to 66.5 percent a year earlier. Healthcare – which now represents 43.4 percent of our direct subscriber base and 37.8 percent of direct Paging Revenue – continued to be the best performing segment. Net churn among Healthcare accounts was 1.7 percent in the first quarter, once again the lowest among all segment categories.

During the quarter our sales force remained focused on providing a broad range of wireless solutions for customers and potential customers in our three core market segments. With the formation of vertical sales teams in 2007 — teams specially trained to pursue complex solutions across our entire portfolio of products and services — we have significantly improved our relationships at the executive level within large accounts and now are aggressively pursuing solutions-oriented sales through these newly developed channels. While these more complex sales have a longer sales cycle, we are seeing a substantial increase in opportunities in our funnel management system and in completed sales of messaging systems and installations of Vocera, a hands-free voice communication solution that gives nurses and other healthcare provider’s greater mobility and speed of response in their day-to-day activities.

We also gained sales traction on several new products we launched last year for Healthcare accounts, including ReadyCall, our wide-area network coaster pager that hospitals and doctors use to eliminate congestion in waiting rooms, and our Private Medical Messaging Network, a dedicated paging and communications system that manages messaging traffic within a single hospital or multiple hospital campus network.

In addition, we are very enthused about the initial response we have received to our new product PageSync, which we demonstrated for the first time at a major Healthcare tradeshow in March. PageSync allows our paging customers to receive their pages on a BlackBerry® or SMS handset. We believe this product solves a critical need by giving our customers a solution that unifies paging with voice and e-mail in data-centric handsets, like BlackBerrys, providing the unique benefits of both solutions on one device. While our sales force is just beginning to acquaint customers with the benefits of this innovative PageSync product, the feedback they have received to date has been very positive.

We also continued to explore new opportunities in the Government and Large Enterprise segments during the first quarter, spearheaded by our sales and engineering teams trained to provide advanced software solutions for customers in each market segment. We named new leadership in each market segment earlier this year that we hope will re-energize the sales direction in each vertical and place a greater emphasis on new account acquisitions and renewals of contracts with key accounts.

Finally, while our portfolio of wireless products and services has expanded beyond paging in recent years, we have not lost sight of our standing and expertise as the country’s leading provider of paging services. As such, we viewed with interest the recently proposed sale of competitor SkyTel Corporation by Bell Industries, Inc. to Velocita Wireless, LLC. As we evaluate today’s competitive landscape of nationwide paging providers, as well as smaller regional and local providers, we believe our position as the “One Source for Wireless,” combined with our robust network and customer support operations give us a powerful advantage over our direct competitors. Accordingly, we will continue to take our message to all potential paging customers and educate them on why USA Mobility is the best choice for all their wireless messaging needs.

At this point I’ll ask Tom Schilling, COO and CFO, to review our first quarter and financial results and share additional observations on our recent operating performance...... Tom.

Mr. Schilling: Thanks Vince, and good morning.

As Vince mentioned, we are pleased with our first quarter results, which were largely in line with expectations. While our subscriber base and revenue continued to decline at a similar pace as recent quarters, strong reductions in Operating Expenses provided strong cash flow in the quarter.

With respect to the subscriber base, we ended the quarter with 3,333,000 subscribers, a net decrease of 152,000 units during the quarter compared to a decline of 193,000 units in the first quarter of 2007. Our annual rate of net unit loss improved to 14.8 percent from 15.6 percent in the year-ago quarter.

Healthcare continued to be our best performing market segment with the highest level of gross placements at 3.3 percent; and, lowest net unit loss at 1.7 percent. Government and Large Enterprise market segments experienced a net unit loss of 4.5 percent and 6.2 percent, respectively, during the quarter.

Healthcare now represents 38.3 percent of our subscriber base, compared to 33.6 percent at March 31, 2007, while Government ended the quarter at 17.9 percent of our subscriber base and Large Enterprise at 13.1 percent. Together, the three core market segments comprise 69.3 percent of our customer base, compared to 65.3 percent a year ago and 55.6 percent two years ago.

However, as noted on previous calls, we continue to see deterioration in the rate of net unit loss within each of the three core market segments as these customers continue to migrate to other wireless technologies. This remains our single biggest concern for the future.

Total Revenue for the first quarter was $94.8 million, compared to $100.2 million in the fourth quarter and $111.5 million in the first quarter of 2007. The annual rate of revenue erosion was 15.0 percent in the first quarter compared to 17.3 percent in the year-ago quarter.

First quarter Paging Revenue was $86.8 million compared to $91.8 million in the fourth quarter, a 5.5 percent decline. The annual rate of decline was 16.6 percent in the quarter, compared to 17.2 percent in the first quarter of 2007.

The decrease in Paging Revenue was partially offset by increases in Cellular phone sales and Other Revenue. Product Sales declined 13.3 percent to $4.9 million in the first quarter, due mostly to lower Lost Pager Revenue.

Total Paging ARPU was $8.49 in the first quarter, compared $8.62 in the fourth quarter and $8.65 in the first quarter of 2007. The decline in the first quarter ARPU was higher than in recent quarters as we had fewer price increases impacting the revenue in the quarter.

As we have discussed previously, the two primary drivers impacting ARPU in 2007 were: first, pricing changes we implemented to bring more uniformity to the pricing of units with certain enhanced features; and second, improvements in the rate of billing and service credits issued to customers. These two factors contributed to the relative stability we experienced within ARPU throughout 2007. While we do not expect to duplicate the improvements made in billing and service credits during 2008, we will continue to be aggressive in identifying areas within our customer base to increase prices to a level that better reflects the value of our service.

Turning to Operating Expenses, we made excellent progress in the first quarter, continuing to meet our goal of cutting expenses faster than the rate of revenue erosion. Total Operating Expenses (excluding depreciation, amortization, accretion and goodwill impairment) were $64.8 million, a reduction of $11.6 million or 15.2 percent from first quarter 2007.

Payroll expense, which remains our largest expense item, decreased 4.1 percent in the first quarter to $22.3 million from $23.2 million in the fourth quarter. Headcount at March 31st was 968, a reduction of 3.5 percent from the beginning of the year and down 18.2 percent from 1,183 a year earlier. The lower headcount reflects our ongoing efforts to “right-size” staffing levels throughout the Company to best meet current customer requirements as well as future business opportunities.

We are very pleased with our site rent results in the quarter and really over the past two quarters. Site rent, as most of you are aware, is our second largest expense after payroll, and we had struggled in the previous three or four quarters to reduce costs to our expectations. In the first quarter site rents were $17.8 million, a 9.2 percent reduction from the fourth quarter, and a 20.2 percent reduction from the year ago quarter.

Over the past six months we have made substantial progress in deconstructing sites, renegotiating site leases, and converting site leases from more costly lease agreements to our more cost-effective Master Lease Agreements. While there is still much work ahead in rationalizing our networks, we are pleased at the progress we’ve made to date and we expect to see a continued decrease in site rent costs going forward.

EBITDA for the first quarter was $29.9 million, compared to $24.5 million in the fourth quarter and $35.1 million in the first quarter of 2007. EBITDA margin increased to 31.6 percent in the first quarter, which is the highest level in our four year history. We have provided a schedule that reconciles Operating Income to EBITDA in our earnings release.

Capital Expenses were $4.0 million in the first quarter, compared to $5.2 million in the fourth quarter and $5.1 million in the first quarter of 2007. The decrease was due principally to fewer pager device purchases.

We also recorded a $188.2 million non-cash expense for goodwill impairment. The significant decline in our stock price since the beginning of the year required that we perform a goodwill impairment analysis at March 31, 2008. The market capitalization of the Company declined by nearly $200 million within the first quarter. The goodwill impairment analysis, which was completed in accordance with accounting rules, indicated that all of the Company’s goodwill was impaired. While all of our goodwill has now been written-off, the underlying operations and cash flow generation capabilities of our business have not been affected. As a result of the goodwill impairment, the Company reported a Net Loss of $177.8 million, or $6.48 per fully diluted share, for the first quarter, compared to Net Income of $13.0 million, or $0.47 per fully diluted share, in the year-earlier quarter. Absent the goodwill write-down, Net Income in the first quarter would have been $10.4 million, or $0.38 per fully diluted share.

Finally, with respect to our financial expectations for the full year, we are confirming the financial guidance we provided on March 5th. To repeat that earlier guidance, we expect Revenues for 2008 to range from $345 million to $355 million, Operating Expenses (excluding depreciation, amortization, accretion and the goodwill impairment) to be between $250 million and $255 million, and Capital Expenses to range between $18 million and $20 million. I would remind you that our projections are based on current trends and that those trends are always subject to change.

Mr. Kelly:	With that, I’ll turn it back over to Vince. Thanks, Tom.

I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator?

Operator: Thank you. Today’s question and answer session will be conducted electronically. If you would like to ask a question today, please press star one on your touch-tone telephone. If you are using a speakerphone, please turn your speaker function off to allow your signal to reach our equipment. We will take as many questions as time permits, and we’ll take your question in the order that you signal us. Once again if you would like to ask a question today, please press star one at this time.

Our first question comes from John Noell from Barrington.

John Noell: Mr. Kelly: John Noell: Mr. Kelly: John Noell:	How many transmitters did you have in service at the end of the quarter? Just slightly over 10,000. Slightly over 10,000. Yes. OK. Great, thank you.

Operator: And once again as a reminder if you would like to ask a question, please press star one. Our next question comes from Mark Kaufman with MLK Investment

Management.

Mark Kaufman: Good morning, gentlemen. Nice job there on first quarter. My question pertains to the FCC challenge. Have the other wireless providers joined you in that?

Mr. Kelly: Yes ...

Mark Kaufman: Or are they separate, I mean ...
Mr. Kelly:	Yes, we’ve all joined. Actually three constituents, really, are going to make their oral arguments tomorrow – CTIA, representing the Cellular Telephone

Industry Association; Sprint, who is representing, obviously, themselves; and USA Mobility. The Order only applied to big commercial mobile radio carriers that had 500,000 or more subscribers. So really it’s the three of us. There’s been a number of interveners that have come in and also supporting our challenge, but it’s basically the three of us. So we’ll be downtown tomorrow with those two other constituencies, and we’ll make our case.

Mark Kaufman: Best of luck.
Mr. Kelly: Operator:	Thank you. And it appears we have no other questions in the queue at this time.

CONCLUDING COMMENTS:

Mr. Kelly: OK. Well, thank you very much for joining us today. We look forward to speaking with you after we release our second quarter results with more good news, hopefully. And thanks again, and have a great day.

Operator: And that concludes today’s conference. You may now disconnect.